As filed with the Securities and Exchange Commission on December 11, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2463898
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, California 92008

(760) 431-9286

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Corbett

Chief Executive Officer

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

(760) 431-9286

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Matthew T. Bush, Esq. Matthew W. Grant, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400	Ebun S. Garner, Esq. General Counsel and Senior Vice President Alphatec Holdings, Inc. 5818 El Camino Real Carlsbad, California 92008 (760) 431-9286

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	1,200,000	$1.36	$1,632,000	$189.64

(1)	This Registration Statement registers 1,200,000 shares of common stock issuable upon the exercise of certain outstanding warrants issued by the registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is also registering an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on December 5, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2014

PROSPECTUS

1,200,000 Shares of Common Stock Issuable Upon Exercise of Warrants

ALPHATEC HOLDINGS, INC.

This prospectus relates solely to the resale or other disposition by the selling stockholders identified in the prospectus of up to 1,200,000 shares of our common stock issuable upon the exercise of warrants acquired by the selling stockholders on November 21, 2014 in private placements, or the Warrants.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We are not selling any common stock under this prospectus, and will not receive any proceeds from the sale of the shares issuable upon exercise of the Warrants. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for the Warrants. The selling stockholders will sell the shares in accordance with the “Plan of Distribution” set forth in this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ATEC.” On December 10, 2014, the last reported sale price of our common stock was $1.30.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. See “Plan of Distribution.”

Investing in our common stock involves a high degree of risk. You should consider the risks that we have described in “Risk Factors” on page 3, as updated in any future filings made with the Securities and Exchange Commission that are incorporated by reference in this prospectus, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our securities. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. As used in this prospectus, the terms “we,” “us,” “our,” “Alphatec Holdings” and “Alphatec” mean Alphatec Holdings, Inc. and our subsidiaries and affiliates.

Alphatec Holdings, Inc.

Overview

We are a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. We have a comprehensive product portfolio and pipeline that addresses the cervical, thoracolumbar and intervertebral regions of the spine and covers a variety of major spinal disorders and surgical procedures. Our principal product offerings are focused on the global market for orthopedic spinal disorder solutions. Our “physician-inspired culture” enables us to respond to changing surgeon needs through collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. We have a state-of-the-art, in-house manufacturing facility that provides us with a unique competitive advantage, and enables us to rapidly deliver solutions to meet surgeons’ and patients’ critical needs. We believe that our products and systems have enhanced features and benefits that make them attractive to surgeons and that our broad portfolio of products and systems provide a comprehensive solution for the safe and successful surgical treatment of spinal disorders.

Our strategy is to be a leading global independent full-line spine company by providing products for the surgical treatment of spinal disorders. Spinal disorders arise from degenerative conditions, deformities, trauma-based disorders and tumors such as poor bone density, vertebral compression fractures, adult deformity or scoliosis, degenerative disc disease, and spinal stenosis. Our broad line of spinal products is used to treat many of these conditions and facilitate the spinal procedures necessary to correct them. Most of our products are designed to promote spinal fusion. Spinal fusion surgery is designed to stabilize the spine after the defect has been corrected until natural bone healing or fusion, occurs. We sell implant products that interlock the segments of the spine until natural spinal fusion takes place. Additionally, we offer a broad line of biologic products that help promote or accelerate spinal fusion. To further differentiate our solutions, we have incorporated minimally invasive surgical devices and techniques and biologics-based solutions into our portfolio to improve patient outcomes. We achieve this through internal product development, technology acquisition, product licensing and by responding to surgeon feedback and input. We believe that we have developed a strong product platform for consistent and measured growth and intend to leverage this platform by, among other things, providing unmatched service to, and taking scientific direction from, surgeons. In addition to bringing innovative products to market, we understand that surgeons are a critical component of the product development process. Accordingly, we view our relationship with the surgeon community as an integral component of our strategy.

Corporate Information

We are a Delaware corporation. We were incorporated in March 2005. Our principal executive office is located at 5818 El Camino Real, Carlsbad, California 92008. Our Internet address is www.alphatecspine.com. Our website, and the information contained therein, is not a part of this prospectus.

The Offering

This prospectus relates to the sale by the selling stockholders of shares of our common stock issuable upon the exercise of the Warrants.

Common stock outstanding before this offering	99,595,503 shares(1)

Common stock offered by the selling stockholders	1,200,000 shares

Common stock outstanding after this offering	100,795,503 shares, assuming full exercise of the Warrants for cash(1)

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock offered hereby. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $1.7 million. Any funds received from the exercise of the Warrants will be used for general corporate purposes.

Risk factors	See “Risk Factors” beginning on page 3 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Select Market symbol	ATEC

(1)	Based on shares outstanding as of December 5, 2014, and excluding as of that date:

•	8,475,796 shares of common stock issuable upon exercise of outstanding stock options with a weighted-average exercise price of approximately $2.45 per share;

•	3,209,021 shares of common stock available for issuance or future grant under our Amended and Restated 2005 Employee, Director and Consultant Stock Plan; and

•	10,250,000 shares of common stock issuable upon exercise of certain outstanding warrants (not including the Warrants) with a weighted-average exercise price of $1.39 per share, which were issued to the selling stockholders in March 2014.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by our subsequent filings with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the information and documents incorporated by reference in this prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding:

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, uses and sources of cash and liquidity, including our anticipated revenue growth and cost savings;

•	our ability to market, improve, grow, commercialize and achieve market acceptance of any of our products or any product candidates that we are developing or may develop in the future;

•	the effect of our strategy to streamline our organization and lower our costs, including the effect of the restructuring of our French operations, on the financial condition and operations of our business and the timing of such effects;

•	our beliefs about the attractiveness of the features and benefits of our products;

•	our ability to successfully integrate, and realize benefits from acquisitions;

•	our ability to successfully achieve and maintain regulatory clearance or approval for our products in applicable jurisdictions and in a timely manner;

•	the effect of any existing or future federal, state or international regulations on our ability to effectively conduct our business;

•	our estimates of market sizes and anticipated uses of our products, including the market size of the aging spine market and our ability to successfully penetrate such market;

•	our business strategy and our underlying assumptions about market data, demographic trends, reimbursement trends, pricing trends, and trends relating to customer collections;

•	our ability to achieve profitability, and the potential need to raise additional funding;

•	our ability to maintain an adequate sales network for our products, including to attract and retain independent distributors;

•	our ability to enhance our U.S. and international sales networks and product penetration;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our ability to enter into licensing and business combination agreements with third parties and to successfully integrate the acquired technology and/or businesses;

•	our beliefs with respect to the attainment of sales milestones, development milestones, and product design and functionality testing requirements;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	our ability to maintain compliance with the quality requirements of the FDA and similar regulatory authorities outside of the U.S.;

•	our ability to meet the financial covenants under our credit facilities;

•	our ability to conclude that we have effective disclosure controls and procedures;

•	our ability to meet or exceed the industry standard in clinical and legal compliance and corporate governance programs;

•	potential liability resulting from litigation and its potential effects on our results of operations, cash flows and financial position;

•	potential liability resulting from a governmental review of our business practices;

•	our beliefs about the usefulness of non-GAAP financial measures;

•	our ability to meet and potential liability from not meeting the payment obligations under either the Cross Medical or Orthotec settlements;

•	our beliefs with respect to our critical accounting policies and the reasonableness of our estimates and assumptions; and

•	our expectations about the technological and commercial feasibility of our acquired in-process research and development, or IPR&D, assets and our plans in the event any such IPR&D assets are not technologically or commercially feasible.

Any or all of our forward-looking statements included or incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions by known or unknown risks and uncertainties. Many factors mentioned in our discussion included or incorporated by reference in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from expected results.

We also provide a cautionary discussion of risks and uncertainties under “Risk Factors” in this prospectus. Other factors besides those discussed could also adversely affect us.

Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “estimate,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “continue,” “project,” and similar expressions are intended to identify forward-looking statements. There are a number of factors and uncertainties that could cause actual events or results to differ materially from those indicated by such forward-looking statements, many of which are beyond our control, including the factors discussed under “Risk Factors” herein. In addition, the forward-looking statements contained herein represent our estimate only as of the date of this prospectus and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

DESCRIPTION OF FINANCING TRANSACTION AND WARRANTS

Facility Agreement

On March 17, 2014, we entered into a Facility Agreement, or the Facility Agreement, with Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations International Master Fund, L.P., which we collectively refer to as Deerfield, pursuant to which Deerfield agreed to loan us up to $50.0 million, subject to the terms and conditions set forth in the Facility Agreement. Under the terms of the Facility Agreement, we have the option, but are not required, upon certain conditions to draw the entire amount available under the Facility Agreement, at any time until January 30, 2015, provided that the initial draw be used for a portion of the payments made in connection with a litigation settlement entered into between us, OrthoTec, LLC and certain other parties, for which settlement we entered into a binding term sheet on March 15, 2014. On March 20, 2014, we made an initial draw under the Facility Agreement of $20.0 million, and on November 21, 2014, we made an additional draw under the Facility Agreement of $6.0 million. We may draw down additional amounts under the Facility Agreement relating to the litigation settlement and up to an aggregate of $15.0 million for working capital or general corporate purposes. In addition, in the event certain events relating to the litigation settlement have not occurred prior to December 15, 2014, we may request no later than January 30, 2015 a draw of the entire amount available under the Facility Agreement, or an End-Term Draw; provided that such amount will remain in a special deposit account until such events relating to the litigation settlement occur. We agreed to pay Deerfield, upon each disbursement of funds under the Facility Agreement, a transaction fee equal to 2.5% of the principal amount of the funds disbursed.

Any amounts drawn under the Facility Agreement accrue interest at a rate of 8.75% per annum. Accrued interest is payable quarterly in cash. At any time after the third anniversary of the first disbursement, we have the right to prepay any amounts owed at a price equal to all accrued and unpaid interest, fees, late charges and other amounts then due and owing on the principal amount repaid plus 105% of the outstanding principal amount repaid. One-third of the aggregate principal amount outstanding under the Facility Agreement is payable on each of the third, fourth and fifth anniversaries of the first disbursement of funds. The Facility Agreement also includes several potential events of default, such as payment default, insolvency conditions and the consummation of certain change of control transactions, which could cause interest to be charged at a specified rate above the rate effective immediately before the event of default or result in Deerfield’s right to declare all outstanding obligations immediately due and payable.

Security Agreement

In connection with the Facility Agreement, we and certain of our subsidiaries entered into a Guaranty and Security Agreement with Deerfield, pursuant to which, as security for our repayment of our obligations under the Facility Agreement, such subsidiaries guaranteed our obligations under the facility agreement, and we and such subsidiaries granted to Deerfield a security interest in substantially all of our assets, and all proceeds and products thereof, subject to the limitations in such Guaranty and Security Agreement and other security interests that are senior to Deerfield’s security interest.

Warrants

In connection with the execution of the Facility Agreement, on March 17, 2014, we issued to Deerfield warrants to purchase up to 6,250,000 shares of our common stock at an exercise price equal to $1.39. In connection with our initial draw under the Facility Agreement, on March 20, 2014, we issued to Deerfield warrants to purchase up to 4,000,000 shares of our common stock at an exercise price equal to $1.39. In connection with our draw under the Facility Agreement on November 21, 2014, we issued to Deerfield warrants to purchase up to 1,200,000 shares of our common stock at an exercise price equal to $1.39. In addition, as noted above, we have the right to draw down on the Facility Agreement one or more additional cash disbursements in the minimum amount of $2.5 million per disbursement for an aggregate remaining amount of $24.0 million. Each additional disbursement will be accompanied by the issuance to Deerfield of warrants, or the Draw Warrants, to purchase a number of shares of common stock equal to 4,800,000 multiplied by a fraction, the numerator of which is the amount of such disbursement, and the denominator of which is 24,000,000. The exercise price of the Draw Warrants shall be equal to the lower of $1.39 and the daily Volume Weighted Average Price (as defined in the Draw Warrants) per share of common stock for the fifteen consecutive trading day period following receipt by Deerfield of the draw notice. In addition, in the event we effect an End-Term Draw, we are required to issue warrants, which we refer to as the End-Term Draw Warrants, to Deerfield to purchase up to 1,000,000 shares of common stock, at an exercise price equal to the lower of $1.39 and the daily Volume Weighted Average Price per share of common stock for the fifteen consecutive trading day period following receipt by Deerfield of the draw notice for the End-Term Draw. If the Company, in its discretion, elects to draw down the entire $50.0 million under the Facility Agreement, then the Company will have issued warrants to purchase a total of 16,250,000 shares of common stock, excluding the End-Term Draw Warrants.

The number of shares of common stock into which each Warrant is exercisable and the exercise price of any Warrant will be adjusted to reflect any stock splits, recapitalizations or similar adjustments in the number of outstanding shares of common stock. Each Warrant issued under the Facility Agreement expires on the sixth anniversary of its issuance and contains certain limitations that prevent the holder from acquiring shares upon exercise of a Warrant that would result in the number of shares beneficially owned by it to exceed 9.985% of the total number of shares of common stock then issued and outstanding.

The holder of a Warrant may exercise the Warrant either for cash or on a cashless basis. In connection with certain Major Transactions (as defined in the Warrant), including certain changes of control of the Company or the sale of more than 50% of the Company’s assets, the holder may have the option to receive, in exchange for the Warrant, a number of shares of common stock equal to the Black-Scholes value of the Warrant, as calculated pursuant to the terms of the Warrant. In certain circumstances, a portion of such payment may be made in cash rather than in shares of common stock.

Registration Rights Agreement

In connection with the Facility Agreement and the related warrants, we entered into a Registration Rights Agreement with Deerfield, or the Registration Rights Agreement, obligating us to register for resale the shares of common stock issuable upon the exercise of the warrants on a registration statement on Form S-3 (or if Form S-3 is not then available, such other form of registration statement as is then available) to be filed with the SEC within 45 days of the issuance of the initial warrants and, thereafter, within 20 days after the date on which any other warrants may be issued.

USE OF PROCEEDS

We are registering the shares of our common stock covered by this prospectus pursuant to registration rights granted to the selling stockholders in the Registration Rights Agreement. We are not selling any securities under this prospectus and will not receive any proceeds from the sale or other disposition of the shares covered hereby. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants or if they will do so for cash or on a cashless basis. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $1.7 million. Any funds received from the exercise of the Warrants will be used by us for general corporate purposes.

We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors-in-interest to sell or otherwise dispose of, from time to time, up to an aggregate of 1,200,000 shares of our common stock issuable upon the exercise of the Warrants, plus an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions as described in the Warrants. The table below presents information regarding the selling stockholders, the shares of common stock beneficially owned by each of them prior to the issuance of the Warrants, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number and percentage of our common stock each of the selling stockholders will own assuming all of the shares covered by this prospectus are sold by the selling stockholders.

We do not know whether, when or in what amounts the selling stockholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling stockholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling stockholders and that any other shares of our common stock beneficially owned by these selling stockholders will continue to be beneficially owned.

The information in the table is based on 99,595,503 shares outstanding as of December 5, 2014 and was prepared based on information supplied to us by the selling stockholders. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange

Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire shares of common stock within 60 days of December 5, 2014. Other than the transactions referred to herein and in documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, the selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of our securities.

Name of Selling Stockholder(1)(2)	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Offered Hereby(3)	Number of Shares Beneficially Owned After the Offering	Percent of Class Beneficially Owned After the Offering
Deerfield Private Design International II, L.P.	4,585,725	(4)	480,600	4,105,125	4.0%
Deerfield Private Design Fund II, L.P.	4,001,775	(5)	419,400	3,582,375	3.5%
Deerfield Special Situations Fund, L.P.	3,754,675	(6)	165,600	3,589,075	3.5%
Deerfield Special Situations International Master Fund, L.P.	3,090,563	(7)	134,400	2,956,163	2.9%

(1)	James E. Flynn, with an address at 780 Third Avenue, 37th Floor, New York, New York 10017 has voting and disposition power over the securities held by the selling stockholder.
(2)	Additional information concerning named selling stockholders or pledgees, donees, transferees or other successors-in-interest of any such stockholder may be set forth in a prospectus supplement to this prospectus.
(3)	Represents shares of common stock issuable upon exercise of the Warrants.
(4)	Consists of 4,105,125 shares of common stock issuable upon exercise of warrants issued in March 2014 and 480,600 shares of common stock issuable upon exercise of the Warrants.
(5)	Consists of 3,582,375 shares of common stock issuable upon exercise of warrants issued in March 2014 and 419,400 shares of common stock issuable upon exercise of the Warrants.
(6)	Consists of 2,174,575 shares of common stock, 1,414,500 shares of common stock issuable upon exercise of warrants issued in March 2014 and 165,600 shares of common stock issuable upon exercise of the Warrants.
(7)	Consists of 1,808,163 shares of common stock, 1,148,000 shares of common stock issuable upon exercise of warrants issued in March 2014 and 134,400 shares of common stock issuable upon exercise of the Warrants.

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees or other successors-in-interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.

The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares of common stock that they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:

•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent;

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares of common stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of common stock;

•	short sales or transactions to cover short sales relating to the shares of common stock;

•	one or more exchanges or over-the-counter market transactions;

•	through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling stockholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling stockholder may also resell all or a portion of its common stock in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

The selling stockholders may enter into sale, forward-sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward-sale or derivative transactions, the third parties may sell securities covered by this prospectus or the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward-sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, the selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of common stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell securities short and redeliver securities to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the common stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of common stock to investors in our securities or the selling stockholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the number of shares of common stock offered;

•	the price of such common stock;

•	the proceeds to the selling stockholders from the sale of such common stock;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

In connection with sales of common stock covered hereby, the selling stockholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the NASDAQ Global Select Market in accordance with Rule 153 under the Securities Act.

We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their affiliates in the ordinary course of business.

The selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. These restrictions may affect the marketability of such common stock.

In order to comply with applicable securities laws of some states, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any common stock of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Alphatec Holdings, Inc. appearing in Alphatec Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedule appearing therein) and the effectiveness of Alphatec Holdings, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference and the exhibits, may be obtained at the SEC’s public reference room or at the SEC’s website at www.sec.gov or by writing to the SEC and paying a fee for the copying cost. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 20, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 1, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on July 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on October 30, 2014;

•	the portions of our Current Reports on Form 8-K that are deemed “filed” with the SEC under the Exchange Act, filed with the SEC on January 2, 2014, March 19, 2014, March 26, 2014, April 30, 2014, May 2, 2014, July 2, 2014, August 5, 2014, October 2, 2014, November 13, 2014 and November 24, 2014;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on May 26, 2006, including any subsequent amendments or reports filed for the purpose of updating such description; and

•	all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of offerings under this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, are deemed to be incorporated by reference into, and to be a part of, this prospectus, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Exchange Act.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits to the Registration Statement) call or write us at the following address:

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

(760) 431-9286

Attn: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$190
Printing and engraving expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	7,500

Total	$22,690

Item 15.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was our director or officer or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our amended and restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, we carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

See also the undertakings set out in response to Item 17.

Item 16.	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on December 11, 2014.

Alphatec Holdings, Inc.

By:	/s/ James M. Corbett
James M. Corbett
President and Chief Executive Officer

We, the undersigned officers and directors of Alphatec Holdings, Inc., hereby severally constitute and appoint James M. Corbett, Michael O’Neill and Ebun S. Garner, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ James M. Corbett	President, Chief Executive Officer and Director (principal executive officer)	December 11, 2014
James M. Corbett

/s/ Michael O’Neill	Chief Financial Officer, Vice President and Treasurer (principal financial officer and principal accounting officer)	December 11, 2014
Michael O’Neill

/s/ Mortimer Berkowitz III	Chairman of the Executive Committee of the Board of Directors	December 11, 2014
Mortimer Berkowitz III

/s/ Leslie H. Cross Leslie H. Cross	Chairman of the Board of Directors	December 11, 2014

/s/ Tom C. Davis Tom C. Davis	Director	December 11, 2014

/s/ Rohit Desai	Director	December 11, 2014
Rohit Desai

/s/ John H. Foster John H. Foster	Director	December 11, 2014

Signature	Title	Date

/s/ James R. Glynn	Director	December 11, 2014
James R. Glynn

/s/ Siri S. Marshall	Director	December 11, 2014
Siri S. Marshall

/s/ R. Ian Molson	Director	December 11, 2014
R. Ian Molson

/s/ Stephen E. O’Neil	Director	December 11, 2014
Stephen E. O’Neil

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, as amended (Registration No. 333-131609), filed with the Securities and Exchange Commission on April 20, 2006).

3.2	Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1, as amended (Registration No. 333-131609), filed with the Securities and Exchange Commission on May 26, 2006).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K (Registration No. 000-52024), filed with the Securities and Exchange Commission on March 20, 2014).

4.2	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (Registration No. 000-52024), filed with the Securities and Exchange Commission on March 19, 2014).

4.3	Registration Rights Agreement, dated March 17, 2014, by and among Alphatec Holdings, Inc., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (Registration No. 000-52024), filed with the Securities and Exchange Commission on March 19, 2014).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).